As filed with the Securities and Exchange Commission on August 25, 2010

Registration Statement No. 333-166575

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________

POST- EFECTIVE AMENDMENT NO. 1

to

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
________________________________

Reed's Inc.
(Exact name of registrant as specified in its charter)

Delaware	35-2177773
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13000 South Spring Street, Los Angeles, CA	90061
(Address of Principal Executive Offices)	(Zip Code)

2010-2 Incentive Stock Plan
(Full title of the plan)

Christopher J. Reed
Chief Executive Officer
13000 South Spring Street
Los Angeles, California 90061
(Name and address of agent for service)

(310) 217-9400
(Telephone number, including area code, of agent for service)

with copies to:
Ruba Qashu
Qashu & Schoenthaler LLP
4695 MacArthur Court, 11th Floor
Newport Beach, CA 92660

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company		☑

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statement on Form S-8 (the “Registration Statement”) is being filed by Reed's, Inc. (the “Company”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”).  The Amendment contains the form of reoffer prospectus in accordance with Part I of Form S-3 relating to 50,000 shares of the Company’s common stock, par value $.0001 per share, which are issuable to a certain officer of the Company under the Company’s 2010-2 Incentive Stock Plan, which was filed as an exhibit to this Registration Statement (the “Plan”). The reoffer prospectus may be used for reoffers and resales of restricted securities (as such term is defined in General Instruction C to Form S-8) acquired pursuant to the Plan.

REOFFER PROSPECTUS

Reed's, Inc.
50,000 Shares of
Common Stock

This reoffer prospectus relates to the sale of up to 50,000 shares of the common stock of Reed's, Inc., a Delaware corporation ( “we,” “our,” or “Company”) that may be offered and resold from time to time by the Selling Stockholders identified in this prospectus for their own account issuable pursuant to our Plan. It is anticipated that the Selling Stockholders will offer common shares for sale at prevailing prices on the Nasdaq Capital Market on the date of sale. The Selling Stockholders will bear all sales commissions and similar expenses. Any other expenses incurred by us in connection with the registration and offering and not borne by the Selling Stockholders will be borne by us.

We will pay all expenses, except for any brokerage expenses, fees, discounts and commissions, which will all be paid by the Selling Stockholders, incurred in connection with the offering described in this prospectus. Our common stock is more fully described in the section of this prospectus entitled “Description of Securities.”

Our common stock is quoted on the Nasdaq Capital Market under the symbol “Reed” and the last reported sale price of our common stock on August 19, 2010 was $1.87 per share.

The prices at which the Selling Stockholders may sell the shares of common stock that are part of this offering will be determined by the prevailing market price for the shares at the time the shares are sold, or at such a price negotiated price or prices determined, from time to time, by the Selling Stockholders. See “Plan of Distribution.”  The Selling Stockholders may be deemed  “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with the sale of common stock under this prospectus.

We will not receive any of the proceeds from the sale of the shares of common stock owned by the Selling Stockholders.  Prospective investors should read this prospectus and any amendment or supplement hereto together with additional information described under the heading “Where You Can Find More Information.”

Our principal executive offices are located at 13000 South Spring Street, Los Angeles, California 90061, and our telephone number is (310) 217-9400 . Our home page on the Internet can be located at www.reedsinc.com.  Information included on our website is not part of this prospectus.

SEE THE SECTION OF THIS DOCUMENT TITLED “RISK FACTORS” BEGINNING ON PAGE 2 FOR CERTAIN FACTORS RELATING TO AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August 25, 2010.

REED'S INC.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

TABLE OF CONTENTS

PROSPECTUS SUMMARY

This summary highlights only selected information contained elsewhere in this prospectus. It does not contain all of the information that is important to you before investing in our securities. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and financial statements included or incorporated by reference herein.

About Reed’s Inc.

We develop, manufacture, market and sell natural non-alcoholic and “New Age” beverages, candies and ice creams.  “New Age Beverages” is a category that includes natural soda, fruit juices and fruit drinks, ready-to-drink teas, sports drinks and water.  We currently offer 16 beverages, including diet beverages, three candies and three ice creams.  We sell most of our products in specialty gourmet and natural food stores, supermarket chains, retail stores and restaurants in the United States and, to a lesser degree, in Canada.

We primarily sell our products through a network of natural, gourmet and independent distributors.  We also maintain an organization of in-house sales managers who work mainly in the stores serviced by our natural, gourmet and mainstream distributors and with our distributors.  We also work with regional, independent sales representatives who maintain store and distributor relationships in a specified territory.  In Southern California, we have in the past maintained our own direct distribution in addition to other local distributors and are presently in the process of discontinuing our direct distribution and redirecting our customers to local distributors.

Our current business strategy is to maintain our marketing focus in the natural food marketplace while expanding sales of our products in mainstream markets and distribution channels.

We produce certain of our soda products for the western half of the United States at an 18,000 square foot warehouse facility leased by us in an unincorporated area of Los Angeles County near downtown Los Angeles, known as The Brewery.

We also contract  with The Lion Brewery, Inc., a packing, or co-pack, facility in Pennsylvania, to supply us with soda products for the eastern half of the United States and nationally for soda products that we do not produce at The Brewery.   Our ice creams are co-packed for us at Ronnybrooke Dairy in upstate New York on a purchase order basis.  We pack our candy products at the Brewery.

We have not been profitable during our last two fiscal years and there is no assurance that we will develop profitable operations in the future.  Our net loss for the years ended December 31, 2009 and 2008 was $2,559,000 and $3,814,000, respectively.  We cannot assure you that we will have profitable operations in the future.

Our principal executive offices are at the Brewery, which is located at 13000 South Spring Street, Los Angeles, California 90061.  Our telephone number is 310-217-9400.  Our Internet address is www.reedsinc.com . Information contained on our website or that is accessible through our website should not be considered to be part of this prospectus.

The Offering

This prospectus relates to the resale of 50,000 shares of common stock of Reed’s Inc. that may be offered and resold from time to time by  Selling Stockholders identified in this prospectus for their own account issuable pursuant to our 2010-2 Incentive Stock Plan.

Outstanding common stock	10,303,831 common shares issued and outstanding as of August 23, 2010

Common stock offered	50,000 shares of common stock

Common stock to be outstanding after the offering, assuming all shares are sold	10,303,831 shares of common stock

Proceeds
This prospectus relates to sale of shares of common stock that may be offered and sold from time to time by a Selling Stockholder.   We will not receive any proceeds from the sale of shares by the Selling Stockholders.

Risk Factors	The securities offered hereby involve a high degree of risk. See “Risk Factors.”

NasdaqCM Symbol	REED

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risk factors discussed below, together with all the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, and in our filings under the Securities Exchange Act of 1934, as amended, or the "Exchange Act", before deciding whether to purchase any of the securities being offered by this prospectus supplement. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment

Risks Relating to Our Business

We have a history of operating losses. If we continue to incur operating losses, we eventually may have insufficient working capital to maintain or expand operations according to our business plan.

As of June 30, 2010, we had stockholders equity of $4,718,000 and we had working capital of $2,406,000, compared to stockholders equity of $4,377,000 and working capital of $2,037,000 at December 31, 2009. Cash and cash equivalents were $1,142,000 as of June 30, 2010, as compared to $1,306,000 at December 31, 2009. This increase in our working capital of $369,000 was primarily a result of sales of our equity securities.  In addition to our cash position on June 30, 2010, we had availability under our line of credit of approximately $206,000.

Our decrease in cash and cash equivalents to $1,142,000 at June 30, 2010 compared to $1,306,000 at December 31, 2009 was primarily a result of cash used in operating activities, primarily for increases in accounts receivable and inventory that are related to our overall increases in ongoing revenues.  Such cash used in operations was offset by net draw-downs on our line of credit and sales of equity securities.

We believe that the Company currently has the necessary working capital to support existing operations through June 2011. Our primary capital source will be cash flow from operations as we gain profitability in 2010.  If our sales goals do not materialize as planned, we believe that the Company can become leaner and our costs can be managed to produce profitable operations.  Historically, we have financed our operations primarily through private sales of common stock, preferred stock, convertible debt, a line of credit from a financial institution, and cash generated from operations.

On June 15, 2009, we closed escrow on the sale of our two buildings and its brewery equipment and concurrently entered into a long-term lease agreement for the same property and equipment. In connection with the lease we have the option to repurchase the buildings and brewery equipment from 12 months after the commencement date to the end of the lease term at the greater of the fair market value or an agreed upon amount. Since the lease contains a buyback provision and other related terms, we determined that we had continuing involvement that did not warrant the recognition of a sale; therefore, the transaction has been accounted for as a long-term financing.  The proceeds from the sale, net of transaction costs, have been recorded as a financing obligation in the amount of $3,056,000. Monthly payments under the financing agreement are recorded as interest expense and a reduction in the financing obligation at an implicit rate of 9.9%. The financing obligation is personally guaranteed by the principal stockholder and chief executive officer.

On October 8, 2009, we sold an aggregate of 364,189 units (the “October Units”) consisting of one share of our common stock and warrants to purchase shares of our common stock at a price of $1.80 per October Unit pursuant to a public shelf registration on Form S-3. The warrants are exercisable for the purchase of up to 145,676 shares of common stock, have an initial exercise price of $2.25 per share and are exercisable for a period of five years commencing 183 days from the date of issuance. The net proceeds to us from the shelf take-down, after deducting placement agent fees and estimated offering expenses, were approximately $563,000.

On November 4, 2009, we executed a binding revolver line commitment with GemCap Lending I, LLC to replace our existing line of credit.  The senior revolver facility is for $3,000,000, based on 80% of eligible accounts receivable and 50% of eligible inventory, with a maximum inventory advance of $1,500,000.  The line of credit bears interest of 18% per annum.  The transaction closed in November 2009.

On November 5, 2009, our registration statement became effective for the distribution of transferable rights to our stockholders.  We distributed to the holders of our common stock transferable rights to purchase up to an aggregate of 225,000 shares of Series B Convertible Preferred Stock (“Series B Preferred”) convertible into 1,125,000 shares of common stock. Each four (4) rights  entitled the holder to purchase one share of Series B Preferred at the subscription price of $10.00 per share. Each share of Series B Preferred carries a five percent (5%) annual dividend for a term of three (3) years, has an initial stated value of $10.00 per share, and may be convertible into shares of common stock at a conversion ratio of seven (7) shares of common stock for each share of Series B Preferred held at the time of conversion, representing an initial conversion price of approximately $1.43 per share, which is subject to adjustment. At the closing of the rights offering, the Company sold 120,820 shares of Reed's Series B Preferred through the exercise of rights, for an aggregate purchase price of $1,208,000.  We offered shares of Series B Preferred that remained unsubscribed (after taking into account all over- subscription rights exercised) at the expiration of the rights offering to the public at $10.00 per share of Series B Preferred. At the closing of this reoffering on February 5, 2010, the Company sold 12,780 shares of Series B Preferred for an aggregate purchase price of $127,800. The net proceeds to us from the offering, after deducting placement agent fees and estimated offering expenses, were approximately $946,000.

Our operating losses have negatively impacted our liquidity and we are continuing to work on decreasing operating losses, while focusing on increasing net sales. We are currently borrowing near the maximum on our line of credit.   We believe that our current cash position and lines of credit will be sufficient to enable us to meet our cash needs throughout 2010. We believe that if the need arises we can raise money through the equity markets.

We may not generate sufficient revenues from product sales in the future to achieve profitable operations. If we are not able to achieve profitable operations at some point in the future, we eventually may have insufficient working capital to maintain our operations as we presently intend to conduct them or to fund our expansion and marketing and product development plans. In addition, our losses may increase in the future as we expand our manufacturing capabilities and fund our marketing plans and product development. These losses, among other things, have had and will continue to have an adverse effect on our working capital, total assets and stockholders’ equity. If we are unable to achieve profitability, the market value of our common stock will decline and there would be a material adverse effect on our financial condition.

If we continue to suffer losses from operations, our working capital may be insufficient to support our ability to expand our business operations as rapidly as we would deem necessary at any time, unless we are able to obtain additional financing. There can be no assurance that we will be able to obtain such financing on acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to pursue our business objectives and would be required to reduce our level of operations, including reducing infrastructure, promotions, personnel and other operating expenses. These events could adversely affect our business, results of operations and financial condition. We cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or if they are not available on acceptable terms, our ability to fund the growth of our operations, take advantage of opportunities, develop products or services or otherwise respond to competitive pressures, could be significantly limited.

We may not be able to develop successful new beverage products which are important to our growth.

An important part of our strategy is to increase our sales through the development of new beverage products. We cannot assure you that we will be able to continue to develop, market and distribute future beverage products that will enjoy market acceptance. The failure to continue to develop new beverage products that gain market acceptance could have an adverse impact on our growth and materially adversely affect our financial condition. We may have higher obsolescent product expense if new products fail to perform as expected due to the need to write off excess inventory of the new products.

Our results of operations may be impacted in various ways by the introduction of new products, even if they are successful, including the following:

●   sales of new products could adversely impact sales of existing products;

●   we may incur higher cost of goods sold and selling, general and administrative expenses in the periods when we introduce new products due to increased costs associated with the introduction and marketing of new products, most of which are expensed as incurred; and

●   when we introduce new platforms and bottle sizes, we may experience increased freight and logistics costs as our co-packers adjust their facilities for the new products.

The beverage business is highly competitive.

The premium beverage and carbonated soft drink industries are highly competitive. Many of our competitors have substantially greater financial, marketing, personnel and other resources than we do. Competitors in the soft drink industry include bottlers and distributors of nationally advertised and marketed products, as well as chain store and private label soft drinks. The principal methods of competition include brand recognition, price and price promotion, retail space management, service to the retail trade, new product introductions, packaging changes, distribution methods, and advertising. We also compete for distributors, shelf space and customers primarily with other premium beverage companies. As additional competitors enter the field, our market share may fail to increase or may decrease.

The growth of our revenues is dependent on acceptance of our products by mainstream consumers.

We have dedicated significant resources to introduce our products to the mainstream consumer. As such, we have increased our sales force and executed agreements with distributors who, in turn, distribute to mainstream consumers at grocery stores, club stores and other retailers. If our products are not accepted by the mainstream consumer, our business could suffer.

Our failure to accurately estimate demand for our products could adversely affect our business and financial results.

We may not correctly estimate demand for our products. Our ability to estimate demand for our products is imprecise, particularly with new products, and may be less precise during periods of rapid growth, particularly in new markets. If we materially underestimate demand for our products or are unable to secure sufficient ingredients or raw materials including, but not limited to, glass, labels, flavors or packing arrangements, we might not be able to satisfy demand on a short-term basis. Moreover, industry-wide shortages of certain juice concentrates and sweeteners have been and could, from time to time in the future, be experienced, which could interfere with and/or delay production of certain of our products and could have a material adverse effect on our business and financial results. We do not use hedging agreements or alternative instruments to manage this risk.

The loss of our largest customers would substantially reduce revenues.

Our customers are material to our success. If we are unable to maintain good relationships with our existing customers, our business could suffer. Unilateral decisions could be taken by our distributors, and/or convenience chains, grocery chains, specialty chain stores, club stores and other customers to discontinue carrying all or any of our products that they are carrying at any time, which could cause our business to suffer.

During the three months ended June 30, 2010 and 2009, the Company had two customers, which accounted for approximately 32% and 10% of sales in 2010, and 29% and 16% of sales in 2009, respectively. During the six months ended June 30, 2010 and 2009, the Company had two customers, which accounted for approximately 32% and 12% of sales in 2010, and 32% and 17% of sales in 2009, respectively. No other customers accounted for more than 10% of sales in either year. As of June 30, 2010 and December 31, 2009, the Company had approximately $511,000 (34%) and $75,000 (5%); and $134,000 (14%) and $147,000 (15%), respectively, of accounts receivable from these customers. As a result of this customer concentration, the loss of these major customer as a retailer would substantially reduce our revenues unless and until we replaced that source of revenue.

The loss of our third-party distributors could impair our operations and substantially reduce our financial results.

We depend in large part on distributors to distribute our beverages and other products. Most of our outside distributors are not bound by written agreements with us and may discontinue their relationship with us on short notice. Most distributors handle a number of competitive products. In addition, our products are a small part of our distributors’ businesses.

We continually seek to expand distribution of our products by entering into distribution arrangements with regional bottlers or other direct store delivery distributors having established sales, marketing and distribution organizations. Many of our distributors are affiliated with and manufacture and/or distribute other soda and non-carbonated brands and other beverage products. In many cases, such products compete directly with our products.

The marketing efforts of our distributors are important for our success. If our brands prove to be less attractive to our existing distributors and/or if we fail to attract additional distributors, and/or our distributors do not market and promote our products above the products of our competitors, our business, financial condition and results of operations could be adversely affected.

One distributor accounted for approximately 31% of our sales for the year ended December 31, 2009 and 32% of our sales in 2008.  The loss of this distributor may adversely affect sales in the short term and alternative distribution channels may not be found in a timely manner.  The loss of our third-party beverage distributors could impair our operations and adversely affect our financial performance.

Price fluctuations in, and unavailability of, raw materials and packaging that we use could adversely affect us.

We do not enter into hedging arrangements for raw materials. Although the prices of raw materials that we use have not increased significantly in recent years, our results of operations would be adversely affected if the price of these raw materials were to rise and we were unable to pass these costs on to our customers.

We depend upon an uninterrupted supply of the ingredients for our products, a significant portion of which we obtain overseas, principally from China and Brazil. We obtain almost all of our crystallized ginger from Fiji and our Ginger Chews from Indonesia. Any decrease in the supply of these ingredients or increase in the prices of these ingredients as a result of any adverse weather conditions, pests, crop disease, interruptions of shipment or political considerations, among other reasons, could substantially increase our costs and adversely affect our financial performance.

We also depend upon an uninterrupted supply of packaging materials, such as glass for our bottles and kegs for our 5 liter party kegs. We obtain our bottles domestically and our kegs from Europe. Any decrease in supply of these materials or increase in the prices of the materials, as a result of decreased supply or increased demand, could substantially increase our costs and adversely affect our financial performance.

The loss of any of our co-packers could impair our operations and substantially reduce our financial results.

We rely on third parties, called co-packers in our industry, to produce some of our beverages, to produce our glass bottles and to bottle some of our beverages.  Our co-packing agreement with our principal co-packer expires on November 1, 2011 and grants Reed’s the option to extend the contract for an additional one year period.  Our co-packing arrangements with other companies are on a short term basis and such co-packers may discontinue their relationship with us on short notice.  Our co-packing arrangements expose us to various risks, including:

●    our largest co-packer, Lion Brewery, accounted for approximately 70% of our total case production for the year ended December 31, 2009 and 75% and 78% of our total case production in 2008 and 2007, respectively;

●   if any of those co-packers were to terminate our co-packing arrangement or have difficulties in producing beverages for us, our ability to produce our beverages would be adversely affected until we were able to make alternative arrangements; and

●   our business reputation would be adversely affected if any of the co-packers were to produce inferior quality products.

We compete in an industry that is brand-conscious, so brand name recognition and acceptance of our products are critical to our success.

Our business is substantially dependent upon awareness and market acceptance of our products and brands by our targeted consumers. In addition, our business depends on acceptance by our independent distributors of our brands as beverage brands that have the potential to provide incremental sales growth rather than reduce distributors’ existing beverage sales. Although we believe that we have been relatively successful towards establishing our brands as recognizable brands in the New Age beverage industry, it may be too early in the product life cycle of these brands to determine whether our products and brands will achieve and maintain satisfactory levels of acceptance by independent distributors and retail consumers. We believe that the success of our product name brands will also be substantially dependent upon acceptance of our product name brands. Accordingly, any failure of our brands to maintain or increase acceptance or market penetration would likely have a material adverse affect on our revenues and financial results.

We compete in an industry characterized by rapid changes in consumer preferences and public perception, so our ability to continue to market our existing products and develop new products to satisfy our consumers’ changing preferences will determine our long-term success.

Consumers are seeking greater variety in their beverages. Our future success will depend, in part, upon our continued ability to develop and introduce different and innovative beverages. In order to retain and expand our market share, we must continue to develop and introduce different and innovative beverages and be competitive in the areas of quality and health, although there can be no assurance of our ability to do so. There is no assurance that consumers will continue to purchase our products in the future. Additionally, many of our products are considered premium products and to maintain market share during recessionary periods, we may have to reduce profit margins, which would adversely affect our results of operations. In addition, there is increasing awareness and concern for the health consequences of obesity. This may reduce demand for our non-diet beverages, which could affect our profitability. Product lifecycles for some beverage brands and/or products and/or packages may be limited to a few years before consumers’ preferences change. The beverages we currently market are in varying stages of their lifecycles and there can be no assurance that such beverages will become or remain profitable for us. The beverage industry is subject to changing consumer preferences and shifts in consumer preferences may adversely affect us if we misjudge such preferences. We may be unable to achieve volume growth through product and packaging initiatives. We also may be unable to penetrate new markets. If our revenues decline, our business, financial condition and results of operations will be materially and adversely affected.

Our quarterly operating results may fluctuate significantly because of the seasonality of our business.

Our highest revenues occur during the spring and summer, the second and third quarters of each fiscal year. These seasonality issues may cause our financial performance to fluctuate. In addition, beverage sales can be adversely affected by sustained periods of bad weather.

Our business is subject to many regulations and noncompliance is costly.

The production, marketing and sale of our unique beverages, including contents, labels, caps and containers, are subject to the rules and regulations of various federal, provincial, state and local health agencies. If a regulatory authority finds that a current or future product or production run is not in compliance with any of these regulations, we may be fined, or production may be stopped, thus adversely affecting our financial conditions and operations. Similarly, any adverse publicity associated with any noncompliance may damage our reputation and our ability to successfully market our products. Furthermore, the rules and regulations are subject to change from time to time and while we closely monitor developments in this area, we have no way of anticipating whether changes in these rules and regulations will impact our business adversely. Additional or revised regulatory requirements, whether labeling, environmental, tax or otherwise, could have a material adverse effect on our financial condition and results of operations.

Our manufacturing process is not patented.

None of the manufacturing processes used in producing our products are subject to a patent or similar intellectual property protection. Our only protection against a third party using our recipes and processes is confidentiality agreements with the companies that produce our beverages and with our employees who have knowledge of such processes. If our competitors develop substantially equivalent proprietary information or otherwise obtain access to our knowledge, we will have greater difficulty in competing with them for business, and our market share could decline.

We face risks associated with product liability claims and product recalls.

Other companies in the beverage industry have experienced product liability litigation and product recalls arising primarily from defectively manufactured products or packaging. We maintain product liability insurance insuring our operations from any claims associated with product liability and we believe that the amount of this insurance is sufficient to protect us. We do not maintain product recall insurance. In the event we were to experience additional product liability or product recall claims, our business operations and financial condition could be materially and adversely affected.

Our intellectual property rights are critical to our success, the loss of such rights could materially, adversely affect our business.

We regard the protection of our trademarks, trade dress and trade secrets as critical to our future success. We have registered our trademarks in the United States that are very important to our business. We also own the copyright in and to portions of the content on the packaging of our products. We regard our trademarks, copyrights and similar intellectual property as critical to our success and attempt to protect such property with registered and common law trademarks and copyrights, restrictions on disclosure and other actions to prevent infringement. Product packages, mechanical designs and artwork are important to our success and we would take action to protect against imitation of our packaging and trade dress and to protect our trademarks and copyrights, as necessary. We also rely on a combination of laws and contractual restrictions, such as confidentiality agreements, to establish and protect our proprietary rights, trade dress and trade secrets. However, laws and contractual restrictions may not be sufficient to protect the exclusivity of our intellectual property rights, trade dress or trade secrets. Furthermore, enforcing our rights to our intellectual property could involve the expenditure of significant management and financial resources. There can be no assurance that other third parties will not infringe or misappropriate our trademarks and similar proprietary rights. If we lose some or all of our intellectual property rights, our business may be materially and adversely affected.

If we are not able to retain the full time services of our management team, including Christopher J. Reed, it will be more difficult for us to manage our operations and our operating performance could suffer.

Our business is dependent, to a large extent, upon the services of our management team, including Christopher J. Reed, our founder, President, Chief Executive Officer and Chairman of the Board. We depend on our management team, but especially on Mr. Reed’s creativity and leadership in running or supervising virtually all aspects of our day-to-day operations. We do not have a written employment agreement with any member of our management team or Mr. Reed. In addition, we do not maintain key person life insurance on any of our management team or Mr. Reed. Therefore, in the event of the loss or unavailability of any member of the management team to us, there can be no assurance that we would be able to locate in a timely manner or employ qualified personnel to replace him. The loss of the services of any member of our management team or our failure to attract and retain other key personnel over time would jeopardize our ability to execute our business plan and could have a material adverse effect on our business, results of operations and financial condition.

We need to manage our growth and implement and maintain procedures and controls during a time of rapid expansion in our business.

Our projected business expansion will place pressure upon our cash flow and cash reserves when our sales increase.  If we are to expand our operations, such expansion would place a significant strain on our management, operational and financial resources.  Such expansion would also require improvements in our operational, accounting and information systems, procedures and controls.  If we fail to manage this anticipated expansion properly, it could divert our limited management, cash, personnel, and other resources from other responsibilities and could adversely affect our financial performance.

Our business may be negatively impacted by a slowing economy or by unfavorable economic conditions or developments in the United States and/or in other countries in which we operate.

A general slowdown in the economy in the United States or unfavorable economic conditions or other developments may result in decreased consumer demand, business disruption, supply constraints, foreign currency devaluation, inflation or deflation. A slowdown in the economy or unstable economic conditions in the United States or in the countries in which we operate could have an adverse impact on our business results or financial condition. Our foreign sales (except for Canada) accounted for less than 1.0% of our sales for the years ended December 31, 2009 and 2008, respectively.

We have operated without independent directors in the past.

We have not had two independent directors through a large portion of our history. As a result, certain material agreements between related parties have not been negotiated with the oversight of independent directors and were entered into at the absolute discretion of the majority stockholder, Christopher J. Reed.

Risks Relating to Our Securities

We conducted a rescission offer for shares issued in our initial public offering. Although we have completed the rescission offer, we may continue to be subject to claims related to the circumstances related to the rescission offer.

From August 3, 2005 through April 7, 2006, we issued 333,156 shares of our common stock in connection with our initial public offering. The shares issued in connection with the initial public offering may have been issued in violation of either federal or state securities laws, or both, and may be subject to rescission. In order to address this issue, we made a rescission offer to the holders of these shares.

Our rescission covered an aggregate of 333,156 shares of common stock issued in connection with our initial public offering. These securities represented all of the shares issued in connection with the initial public offering prior to November 11, 2006. We offered to rescind the shares of our common stock that were subject to the rescission offer for an amount equal to the price paid for the shares plus interest, calculated from the date of the purchase through the date on which the rescission offer expires, at the applicable statutory interest rate per year. If our rescission offer had been accepted by all offerees, we would have been required to make an aggregate payment to the holders of these shares of up to approximately $1,333,000, plus statutory interest.

On August 12, 2006, we made a rescission offer to all holders of the outstanding shares that we believe are subject to rescission, pursuant to which we offered to repurchase these shares then outstanding from the holders. At the expiration of our rescission offer on September 18, 2006, the rescission offer was accepted by 32 of the offerees to the extent of 28,420 shares for an aggregate of $119,000, including statutory interest. The shares that were tendered for rescission were agreed to be purchased by others and not from our funds.

Federal securities laws do not provide that a rescission offer will terminate a purchaser’s right to rescind a sale of stock that was not registered as required or was not otherwise exempt from such registration requirements. Accordingly, although the rescission offer may have been accepted or rejected by some of the offerees, we may continue to be liable under federal and state securities laws for up to an amount equal to the value of all shares of common stock issued in connection with the initial public offering, plus any statutory interest we may be required to pay. If it is determined that we offered securities without properly registering them under federal or state law, or securing an exemption from registration, regulators could impose monetary fines or other sanctions as provided under these laws.

There has been a very limited public trading market for our securities and the market for our securities, may continue to be limited, and be sporadic and highly volatile.

There is currently a limited public market for our common stock. Our common stock was previously listed for trading on the OTC Bulletin Board (the “OTCBB”) from January 3, 2007 to November 26, 2007. Since November 27, 2007, our common stock has been listed for trading on the Nasdaq Capital Market. We cannot assure you that an active market for our shares will be established or maintained in the future. Holders of our common stock may, therefore, have difficulty selling their shares, should they decide to do so. In addition, there can be no assurances that such markets will continue or that any shares, which may be purchased, may be sold without incurring a loss. Any such market price of our shares may not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value, and may not be indicative of the market price for the shares in the future.

In addition, the market price of our common stock may be volatile, which could cause the value of our common stock to decline. Securities markets experience significant price and volume fluctuations. This market volatility, as well as general economic conditions, could cause the market price of our common stock to fluctuate substantially. Many factors that are beyond our control may significantly affect the market price of our shares. These factors include:

●	price and volume fluctuations in the stock markets;

●	changes in our revenues and earnings or other variations in operating results;

●	any shortfall in revenue or increase in losses from levels expected by us or securities analysts;

●	changes in regulatory policies or law;

●	operating performance of companies comparable to us; and

●	general economic trends and other external factors.

Even if an active market for our common stock is established, stockholders may have to sell their shares at prices substantially lower than the price they paid for it or might otherwise receive than if a broad public market existed.

Future financings could adversely affect common stock ownership interest and rights in comparison with those of other security holders.

Our board of directors has the power to issue additional shares of common or preferred stock without stockholder approval. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our existing stockholders will be reduced, and these newly issued securities may have rights, preferences or privileges senior to those of existing stockholders.

If we issue any additional common stock or securities convertible into common stock, such issuance will reduce the proportionate ownership and voting power of each other stockholder. In addition, such stock issuances might result in a reduction of the book value of our common stock.

Because Christopher J. Reed controls a large portion of our stock, he can control the outcome, or greatly influence the outcome, of all matters on which stockholders vote.

Christopher J. Reed, our President, Chief Executive Officer, acting Chief Financial Officer, and Chairman of the Board owns approximately 31% of our common stock. Therefore, Mr. Reed will be able to control the outcome, or greatly influence the outcome, on all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation, and any merger, consolidation or sale of all or substantially all of our assets or other transactions resulting in a change of control of our company. In addition, as our Chairman and Chief Executive Officer, Mr. Reed has and will continue to have significant influence over our strategy, technology and other matters. Mr. Reed’s interests may not always coincide with the interests of other holders of our common stock.

A substantial number of our shares are available for sale in the public market and sales of those shares could adversely affect our stock price.

Sales of a substantial number of shares of common stock into the public market, or the perception that such sales could occur, could substantially reduce our stock price in the public market for our common stock, and could impair our ability to obtain capital through a subsequent financing of our securities. We have approximately 10,303,831 shares of common stock outstanding as of the date of this prospectus. Of the shares of our common stock currently outstanding, 704,778 shares are “restricted securities” under the Securities Act. Some of these “restricted securities” will be subject to restrictions on the timing, manner, and volume of sales of such shares.

In addition, as of June 30, 2010, we had issued and outstanding options and warrants that may be exercised into 2,660,694 shares of common stock, 46,621 shares of Series A Convertible Preferred Stock that may be converted into 186,484 shares of common stock, and 95,479 shares of Series B Convertible Preferred Stock that may be converted into 668,353 shares of common stock. In addition, our outstanding shares of both Series A Convertible Preferred Stock and Series B Convertible Preferred Stock bear a dividend of 5% per year. We have the option to pay the dividends on our Series A Convertible Preferred Stock and Series B Convertible Preferred Stock in shares of our common stock or in kind.

Our certificate of incorporation and by-laws contain provisions that may discourage, delay or prevent a change in our management team that stockholders may consider favorable.

Our certificate of incorporation, our bylaws and Delaware law contain provisions that may have the effect of preserving our current management, such as:

●	authorizing the issuance of “blank check” preferred stock without any need for action by stockholders; and

●	permitting stockholder action by written consent.

These provisions could allow our board of directors to affect your rights as a stockholder since our board of directors can make it more difficult for common stockholders to replace members of the board.  Because our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt to replace our current management team.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents that we incorporate herein and therein by reference, include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including, but not limited to, statements regarding business strategy, expectations and plans, our objectives for future operations, including product development, and our future financial position. When used in this report, the words “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “indicate” and similar expressions are intended to identify forward-looking statements.

We base these forward-looking statements on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs, including our ability to consummate a strategic transaction or otherwise satisfy our immediate need for additional capital. These forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to:

●	our ability to generate sufficient cash flow to support capital expansion plans and general operating activities;

●	decreased demand for our products resulting from changes in consumer preferences;

●	competitive products and pricing pressures and our ability to gain or maintain our share of sales in the marketplace;

●	the introduction of new products;

●
our being subject to a broad range of evolving federal, state and local laws and regulations including those regarding the labeling and safety of food products, establishing ingredient designations and standards of identity for certain foods, environmental protections, as well as worker health and safety.  Changes in these laws and regulations could have a material effect on the way in which we produce and market our products and could result in increased costs;

●	changes in the cost and availability of raw materials and the ability to maintain our supply arrangements and relationships and procure timely and/or adequate production of all or any of our products;

●	our ability to penetrate new markets and maintain or expand existing markets;

●	maintaining existing relationships and expanding the distributor network of our products;

●	the marketing efforts of distributors of our products, most of whom also distribute products that are competitive with our products;

●	decisions by distributors, grocery chains, specialty chain stores, club stores and other customers to discontinue carrying all or any of our products that they are carrying at any time;

●	the availability and cost of capital to finance our working capital needs and growth plans;

●	the effectiveness of our advertising, marketing and promotional programs;

●	changes in product category consumption;

●	economic and political changes;

●	consumer acceptance of new products, including taste test comparisons;

●	possible recalls of our products; and

●	our ability to make suitable arrangements for the co-packing of any of our products.

Any forward-looking statement speaks only as of the date on which it is made and, except as required by law, we do not intend to update any forward-looking statements publicly to reflect events or circumstances after the date on which such statement is made or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future. You should not place undue reliance on any forward-looking statement.

USE OF PROCEEDS

This prospectus relates to sale of shares of common stock that may be offered and sold from time to time by the Selling Stockholders.   We will not receive any proceeds from the sale of shares by the Selling Stockholders.

DESCRIPTION OF SECURITIES

Common Stock

Holders of our common stock are entitled to one vote per share on all matters requiring a vote of stockholders, including the election of directors.

We are a Delaware corporation and our certificate of incorporation does not provide for cumulative voting.  However, we may be subject to section 2115 of the California Corporations Code.  Section 2115 provides that, regardless of a company’s legal domicile, specified provisions of California corporations law will apply to that company if the company meets requirements relating to its property, payroll and sales in California and if more than one-half of its outstanding voting securities are held of record by persons having addresses in California, and such company is not listed on certain national securities exchanges or on the Nasdaq Capital Market.  Among other things, section 2115 may limit our ability to elect a classified board of directors and requires cumulative voting in the election of directors.  Cumulative voting is a voting scheme which allows minority stockholders a greater opportunity to have board representation by allowing those stockholders to have a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder’s shares are entitled and to “cumulate” those votes for one or more director nominees. Generally, cumulative voting allows minority stockholders the possibility of board representation on a percentage basis equal to their stock holding, where under straight voting those stockholders may receive less or no board representation. The Supreme Court of Delaware has recently ruled, on an issue unrelated to voting for directors, that section 2115 is an unconstitutional exception to the “internal affairs doctrine” that requires the law of the incorporating state to govern disputes involving a corporation’s internal affairs, and is therefore inapplicable to Delaware corporations.  The California Supreme Court has not definitively ruled on section 2115, although certain lower courts of appeal have upheld section 2115.  As a result, there is a conflict as to whether section 2115 applies to Delaware corporations.  Pending the resolution of these conflicts, in the event our shares are not listed on a national exchange, we will not elect directors by cumulative voting.

Christopher J. Reed, our President, Chief Executive Officer and Chairman of the board of directors, holds approximately 31% of our outstanding common stock. Consequently, Mr. Reed, as our principal stockholder, has the power, and may continue to have the power, to have significant control over the outcome of any matter on which the stockholders may vote.

Holders of our common stock are entitled to receive dividends only if we have funds legally available and the board of directors declares a dividend.

Holders of our common stock do not have any rights to purchase additional shares. This right is sometimes referred to as a preemptive right.

Upon a liquidation or dissolution, whether in bankruptcy or otherwise, holders of common stock rank behind our secured and unsecured debt holders, and behind any holder of any series of our preferred stock.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation

Certain provisions of Delaware law and our certificate of incorporation could make more difficult the acquisition of us by means of a tender offer or otherwise, and the removal of incumbent officers and directors. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us.

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers.  In general, Section 203 prohibits a publicly-held Delaware corporation from engaging under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

●
prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder.

●
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer.

●
on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66  2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities. The existence of this provision may have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

These provisions of Delaware law and our certificate of incorporation could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent

Transfer On-Line, Inc., 317 SW Alder Street, 2nd Floor, Portland, Oregon, 92704 is our registrar and transfer agent for our common stock.

SELLING STOCKHOLDERS

The Selling Stockholders named in this prospectus are offering up to 50,000 shares of common stock through this prospectus that were granted to the Selling Stockholders pursuant to the 2010-2 Incentive Stock Plan.

The following table provides, as of August 19, 2010, information regarding the beneficial ownership of our common shares held by the Selling Stockholders, including:

1.	the total number of common shares owned by the Selling Stockholders prior to this offering;

2.	the total number of common shares that are to be offered by the Selling Stockholders;

3.	the total number of common shares that will be owned by the Selling Stockholders upon completion of the offering; and

4.	the percentage owned by each Selling Stockholder, prior to and upon completion of the offering.

Information with respect to beneficial ownership is based upon information obtained from the Selling Stockholders.  Information with respect to "Shares Beneficially Owned After the Offering" assumes the sale of all of the common shares offered by this prospectus and no other purchases or sales of our common shares by the Selling Stockholders. Except as described below and to our knowledge, the named Selling Stockholders beneficially own and have sole voting and investment power over all common shares or rights to these common shares.

Because the Selling Stockholders may offer all or part of the common shares, which they own pursuant to the offering contemplated by this reoffer prospectus, and because its offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of shares that will be held upon termination of this offering. The common shares currently owned offered by this reoffer prospectus may be offered from time to time by the Selling Stockholders named below.

If, subsequent to the date of this reoffer prospectus, we grant any further awards under the 2010-2 Equity Compensation Plan, to any eligible participants who are affiliates of our company (as defined in Rule 405 under the Securities Act), Instruction C of Form S-8 requires that we supplement this reoffer prospectus with the names of such affiliates and the amounts of securities to be reoffered by them as Selling Stockholders.

Certain unnamed non-affiliates, each of whom own no more than the lesser of 1,000 shares or 1% of the shares issuable under the 2010-2 Incentive Stock Plan may use the reoffer prospectus for reoffers and resales of up to 1,000 shares each.

	SHARES BENEFICIALLY OWNED PRIOR TO THIS OFFERING (1)		NUMBER OF SHARES BEING	SHARES BENEFICIALLY OWNED UPON COMPLETION OF THE OFFERING (1)
NAME	NUMBER	PERCENT (2)	OFFERED	NUMBER	PERCENT (2)

Thierry Foucaut (3)	77,667	*	13,440	91,107	*
+			36,560

TOTAL SHARES			50,000

* less than one percent
+ Certain unnamed non-affiliates, each of whom own no more than the lesser of 1,000 shares or 1% of the shares issuable under the 2010-2 Incentive StockPlan

(1)
The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the Selling Stockholder has sole or shared voting power or investment power and also any shares, which the Selling Stockholder has the right to acquire within 60 days.

(2)	Based upon 10,303,831 shares of common stock issued and outstanding as of the date of this prospectus.

(3)
Mr. Foucaut serves as Chief Operating Officer of the Company. Shares beneficially owned by Mr. Foucaut include 24,440 shares issued under the 2010-2 Incentive Stock Plan and  stock options to purchase up to 50,000 shares of common stock but does not include options to purchase an additional 33,333 shares,  none of which may be acquired by Mr. Foucaut by exercise within 60 days of the date hereof.

PLAN OF DISTRIBUTION

Under our  2010-2 Incentive Stock Plan, we are authorized to issue up to 50,000 shares of our common stock.

Subject to the foregoing, the Selling Stockholders may offer and sell the shares covered by this prospectus at various times. The Selling Stockholders will act independently of our Company in making decisions with respect to the timing, manner and size of each sale.

No Known Agreements to Resell the Shares

To our knowledge, no Selling Stockholder has any agreement or understanding, directly or indirectly, with any person to resell the common shares covered by this prospectus.

Offering Price

The sales price offered by the Selling Stockholders to the public may be:

1.	the market price prevailing at the time of sale;

2.	a price related to such prevailing market price; or

3.	such other price as the Selling Stockholders determine from time to time.

Manner of Sale

The common shares may be sold by means of one or more of the following methods:

●	a block trade in which the broker-dealer so engaged will attempt to sell the common shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

●	ordinary brokerage transactions in which the broker solicits purchasers;

●	through options, swaps or derivatives;

●	in transactions to cover short sales;

●	in privately negotiated transactions; or

●	in a combination of any of the above methods.

The Selling Stockholders may sell their common shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their common shares. Brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the Selling Stockholders, or, if any such broker-dealer acts as agent for the purchaser of common shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved.

Broker-dealers may agree with a Selling Stockholder to sell a specified number of common shares at a stipulated price per common share, and, to the extent the broker-dealer is unable to do so acting as agent for a Selling SStockholder, to purchase as principal any unsold common shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholder.

Broker-dealers who acquire common shares as principal may thereafter resell the common shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with resales of the common shares, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

If our Selling Stockholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker-dealers acting as underwriters.

The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the sale of the common shares may be deemed to be "underwriters" within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the common shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Sales Pursuant to Rule 144

Any common shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

Accordingly, during such times as a Selling Stockholder may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, the Selling Stockholder must comply with applicable law and, among other things:

●	may not engage in any stabilization activities in connection with our common stock;

●	may not cover short sales by purchasing shares while the distribution is taking place; and

●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

In addition, we will make copies of this prospectus available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

Penny Stock Rules

The SEC has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "institutional accredited investors." The term "institutional accredited investor" refers generally to those accredited investors who are not natural persons and fall into one of the categories of accredited investor specified in subparagraphs (1), (2), (3), (7) or (8) of Rule 501 of Regulation D promulgated under the Securities Act, including institutions with assets in excess of $5,000,000.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form required by the Securities and Exchange Commission, obtain from the customer a signed and dated acknowledgement of receipt of the disclosure document and to wait two business days before effecting the transaction. The risk disclosure document provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account.

The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

State Securities Laws

Under the securities laws of some states, the common shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Expenses of Registration

We are bearing all costs relating to the registration of the common stock. These expenses are estimated to be $1,500, including, but not limited to, legal, accounting, printing and mailing fees. The Selling Stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

LEGAL MATTERS

The validity of the issuance of the securities being offered hereby will be passed on for us by Qashu & Schoenthaler LLP, Newport Beach, California.

EXPERTS

Weinberg & Company, P.A., independent registered public accounting firm, has audited our  financial statements included in our annual report on Form 10-K for the year ended December 31, 2009, as set forth in their report, which is incorporated by reference in this prospectus supplement, the accompanying prospectus and elsewhere in this registration statement. Our financial statements are incorporated by reference in reliance on Weinberg & Company, P.A.’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information electronically with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. You can request copies of these documents by writing to the SEC and paying a fee for the copying costs. The SEC also maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including us. The SEC’s Internet site can be found at http://www.sec.gov. In addition, we make available on or through our Internet site copies of these reports as soon as reasonably practicable after we electronically file or furnish them to the SEC. Our Internet site can be found at http://www.reedsinc.com.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission (“SEC”) allows us to incorporate by reference certain of our publicly filed documents into this prospectus, which means that such information is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the Selling Stockholders have sold all of the shares offered hereby or such shares have been deregistered.

The following documents filed by us with the SEC are incorporated herein by reference:

(a)    the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009 as filed with the Commission on March 30, 2010;

(b)    the Registrant's Quarterly Reports on Form 10Q for the quarterly periods ended March 31, 2010 and June 30, 2010 as filed with the Commission on May 11, 2010 and August 10, 2010 respectively.

(c)    the Registrant’s Current Reports on Form 8-K as filed with the Commission on February 22, 2010, March 9, 2010 and March 23, 2010;

(d)    all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act after December 31, 2009; and

(e)    the description of the Registrant’s securities contained in any registration statement filed by the Registrant under the Securities Act, including any amendment or report filed by the Registrant under the Securities Act for the purpose of updating such description.

We will provide each person, including any beneficial owner, to whom this prospectus supplement and the accompanying prospectus is delivered, a copy of any or all of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus but not delivered with this prospectus supplement and the accompanying prospectus upon written or oral request at no cost to the requester. Requests should be directed to: Reed’s Inc., 13000 South Spring Street, Los Angeles, California 90061, telephone: (310) 217-9400.

You should rely only on the information in and incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front cover of these documents.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

As permitted by the Delaware General Corporation Law, we have adopted provisions in our certificate of incorporation and by-laws to be in effect at the closing of this offering that limit or eliminate the personal liability of our directors. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

●	any breach of the director's duty of loyalty to us or our stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

●	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, our by-laws provide that:

●	we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the Delaware General Corporation Law; and

●
we will advance expenses, including attorneys' fees, to our directors and, in the discretion of our board of directors, to our officers and certain employees, in connection with legal proceedings, subject to limited exceptions.

We also maintain general liability insurance that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the indemnification agreements and the insurance are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

REED'S, INC.

 50,000  SHARES OF COMMON STOCK

PROSPECTUS

August 25, 2010

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by Reed's, Inc., a Delaware corporation (the “Registrant”), are incorporated herein by reference as of their respective dates:

(a)    the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009 as filed with the Commission on March 30, 2010;

(b)    the Registrant's Quarterly Reports on Form 10Q for the quarterly periods ended March 31, 2010 and June 30, 2010 as filed with the Commission on May 11, 2010 and August 10, 2010 respectively.

(c)    the Registrant’s Current Reports on Form 8-K as filed with the Commission on February 22, 2010, March 9, 2010 and March 23, 2010;

(d)    all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act after December 31, 2009; and

(e)    the description of the Registrant’s securities contained in any registration statement filed by the Registrant under the Securities Act, including any amendment or report filed by the Registrant under the Securities Act for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the respective filing dates of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”), as the same exists or may hereafter be amended, provides that a Delaware corporation may indemnify any persons who were, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee, or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145 of the DGCL.

The Registrant's amended certificate of incorporation provides that, to the fullest extent permitted by Delaware law, as it may be amended from time to time, none of its directors will be personally liable to it or its stockholders for monetary damages resulting from a breach of fiduciary duty as a director. The Registrant's amended certificate of incorporation also provides discretionary indemnification for the benefit of its directors, officers, and employees, to the fullest extent permitted by Delaware law, as it may be amended from time to time. Pursuant to the Registrant's bylaws, the Registrant is required to indemnify its directors, officers, employees and agents and has the discretion to advance their related expenses, to the fullest extent permitted by law.

These indemnification provisions may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

In addition, the Registrant does currently provide liability insurance coverage for its directors and officers.

In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers and controlling persons pursuant to the DGCL, the Registrant’s amended certificate of incorporation, bylaws or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. No pending material litigation or proceeding involving the Registrant's directors, executive officers, employees or other agents as to which indemnification is being sought exists, and the Registrant  is not aware of any pending or threatened material litigation that may result in claims for indemnification by any of its directors or executive officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description

4.1	2010-2 Incentive Stock Plan, previously filed

5.1	Opinion of Qashu & Schoenthaler LLP, previously filed.

23.1	Consent of Weinberg & Company, PA, filed herewith

23.2	Consent of Qashu & Schoenthaler LLP (filed as part of Exhibit 5.1)

Item 9. Undertakings.

(a)    The undersigned Registrant hereby undertakes:

1.    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement, to:

i.           include any prospectus required by section 10(a)(3) of the Securities Act;

ii.   reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

iii.   include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2.    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing this Registration Statement on Form S-8 and authorized this Registration Statement to be signed on its behalf by the undersigned, in Los Angeles, California on August 25, 2010.

REED’S, INC.
/s/ Christopher J. Reed Christopher J. Reed Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Reed’s, Inc. hereby constitutes and appoints Christopher J. Reed, his  attorney-in-fact and agent, with full power of substitution and resubstitution for her in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the shares of common stock under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent or her substitute may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Christopher J. Reed	Chief Executive Officer,	August 25, 2010
Christopher J. Reed	Chairman of the Board of Directors (Principal Executive Officer)

/s/ James Linesch	Chief Financial Officer (Principal Accounting Officer)	August 25, 2010
James Linesch

/s/ Judy Holloway Reed	Director	August 25, 2010
Judy Holloway Reed

/s/ Mark Harris	Director	August 25, 2010
Mark Harris

/s/ Daniel S.J. Muffoletto	Director	August 25, 2010
Daniel S.J. Muffoletto

/s/ Michael Fischman	Director	August 25, 2010
Michael Fischman